SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

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                                 EUROPA CRUISES
                (Name of Registrant as Specified in its Charter)


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                         - ATTENTION ALL SHAREHOLDERS -

                           REJECT THE DISSIDENT GROUP

DEAR SHAREHOLDER:

         Yet again, another small, self-appointed, five-man group, has launched an expensive and disruptive proxy contest in an attempt to seize control of your Company's Board of Directors at the Company's Annual Meeting scheduled for July 10, 1998. One member of this group SOLD 504,600 shares of stock from February 18, 1998 through June 16, 1998. This man was selling stock 72 hours before filing a proxy contest! Now, he is complaining about our stock price when he contributed to its decline.

         We believe that handing over control of your Company to this group would be catastrophic. Indeed, McDonald & Company, the financial advisor retained to assist us with our Diamondhead, Mississippi project, will exercise its right to terminate its relationship with Europa if current management is displaced. We urge you to soundly reject this dissident group and yet another untimely attempt to seize control of Europa at a critical point in time.

         DO NOT SIGN OR RETURN ANY BLUE CARD YOU MAY RECEIVE FROM THIS GROUP. Please sign, date and mail the enclosed WHITE Europa proxy card immediately. If you have already voted for the dissidents group on a BLUE proxy card before receiving your WHITE Europa proxy card, you have every right to change your vote simply by signing, dating and mailing the enclosed WHITE Europa proxy card. Only your latest dated proxy card will count at the Annual Meeting.

         If you own your shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please sign, date and mail your WHITE Europa proxy card enclosed with this letter. Please do so for each separate account you maintain. Please sign, date and return ALL WHITE Europa proxy cards received by you.

                A CLOSER LOOK AT THE DISSIDENT GROUP'S CANDIDATES

JERRY MCCALL
------------

Does this name ring a bell? This is the same man who filed an expensive ($425,000), devastating and time-consuming proxy contest last year, only eighteen days after the Hilton deal was announced. We all know what that proxy contest did to the price of our stock last year when it was trading in the $1.50 range. We have yet to recover from that fiasco. What was this man thinking back then? What could he possibly be thinking now?

The last time around his slate didn't come close to winning. Reject him again. Perhaps this time he will get the message and stop filing these expensive proxy contests.

By the way, did you know that Mr. McCall was a Director of the Company from February 19, 1998 to February 20, 1998? He lasted a mere 48 hours. He didn't even make it through his first Board meeting. When things got contentious, he accused your Chairman of attempting to bully him. One hour and thirty-five minutes after his first Board meeting began, he resigned. What would this man do in a real crisis or under real pressure?

On February 19th and 20th, your Chairman placed eight phone calls to Mr. McCall's home and office stating it was urgent that he call her. Mr. McCall never returned your Chairman's urgent calls. On February 20, 1998, Mr. McCall made it clear that he was not going to instantaneously respond every time your Chairman called! Is this the kind of Director you want on your Board?

Mr. McCall has also indicated that he is not going to work all day and all evening on his business and your business also. Mr. McCall made it clear when he was a Director that he does his business in the daytime, during business hours and that was as much as he was willing to commit to. If Europa's business required working at night during the week, he probably was not going to do it. He would do it occasionally. Is this the kind of Director you want on your Board?

You should know that the current Board of Directors frequently and routinely meets at night as have prior Boards of Directors of Europa. The current Board of Directors spends a substantial amount of time in Board meetings and spends an enormous amount of time outside of Board meetings on the business of the Company. The review of documents, in itself, requires a commitment of many hours of time per week. Every Board member is required to have a fax machine at home. This is because numerous documents are faxed at night and must be read and considered immediately. Otherwise put, the business of Europa is a full time, twenty-four hour per day job. There is no such thing as a daytime only Director.

Finally, why did Mr. McCall SELL 55,000 shares of stock, or 25% of his stock (April 29 through May 18, 1998) before filing this proxy contest? Would anyone who really believed in the future of this Company sell 25% of his stock? Would anyone who believed that if he became a Director he could increase the value of our stock, sell 25% of his stock first?

BRIAN D'ISERNIA
---------------

This man SOLD 504,600 shares of stock in the last four months and was selling stock 72 hours before he filed this proxy contest. Now, he's complaining about the price of the stock!!!!!! This man actually wants you to vote for him. Are we missing something here? Why did this man dump 40% of his stock on the market right before filing a proxy contest? This selling activity certainly helps explain why our stock price has not gone up despite active buying by the public.

Mr. D'Isernia was a Director of this Company from September 2, 1997 through January 21, 1998. Now he's complaining about the performance of the Company during the very time he was a Director. Why did the Company lose money during his "tenure" as a Director?

Mr. D'Isernia conveniently neglected to mention that he once ran a cruise-to-nowhere business in Florida. The business went nowhere. Mr. D'Isernia's only experience running a cruise-to-nowhere business ended in the cessation of operations. Do you want him running your cruise-to-nowhere business?

Mr. D'Isernia further neglected to mention that his businesses have been in bankruptcy on two occasions. (One entity filed bankruptcy under Chapter 11 in 1991 and emerged from Chapter 11 in April 1992. Another entity filed bankruptcy under Chapter 11 in 1987 and discontinued operations in 1988.) Do you want this man running your business?

This man resigned as a Director on January 19, 1998. What could possibly make him think the shareholders want him back?

JAN R. THURMAN
--------------

Who is this person and where did he come from?
THIS PERSON DOES NOT OWN A SINGLE SHARE OF STOCK IN THIS COMPANY.
He can't even vote for himself at the Annual Meeting, but he wants you to vote for him.
This man has absolutely no stake in the future of this Company.
Why would this man even want to be a Director?
Why would we want him to be a Director?
Why would we want a lawyer from Dallas, Texas on our Board?
Is this man going to perform thousands of hours worth of legal services for this
  Company for free?
Has this man ever run a cruise-to-nowhere business?
Has this man ever run a marine operation?
Has this man ever run a casino operation?

VANCE F. SHAW
-------------

This man is a total mystery.
What exactly does he do for a living?
Does he have an office?
How much does he make?
Is he looking for a job?
Has he ever run a cruise-to-nowhere business?
Has he ever run a public company?
Has he ever run a marine operation?
Has he ever gone through a permit process in Mississippi?

The opposition group contends that this Company is on the verge of "insolvency." Nothing could be further from the truth. On February 20, 1998, I became President of the Company. Thereafter, the Board made drastic cuts in payroll and other operating costs and expenses and replaced two port managers, all of which resulted in a dramatic turnaround in the cash position and earnings of the Company. Indeed, on June 22, 1998, the Company had over $1,000,000 in cash in its operating accounts and payables of only approximately $500,000. I am unaware of any period of time in which the operating position of this Company has ever been stronger.

As is readily apparent, the opposition group is not very informative. We know virtually nothing about these people. Maybe when they publish their newsletter they'll let us know who they are and how they intend to run Europa and Casino World, when none of them has a clue as to what is really going on or has any experience running this Company.

The proposed slate has only one concrete, identifiable plan. They want to waste our time, money and resources publishing a corporate, self-serving newsletter. The shareholders of this Company don't need a newsletter. They need a joint venture partner. This is the only news they want to hear.

On behalf of your Board of Directors and management, I remain,

                                       Sincerely,

                                       /s/ Deborah A. Vitale
                                       ___________________________
                                       Deborah A. Vitale
                                       President and Chairman
                                       Europa Cruises Corporation